Crown Capital Corporation letterhead

September 14, 2001

PERSONAL AND CONFIDENTIAL

Mr Michael J. Post
Gasel Transportation, Inc.
P.O. Box 1199
Marietta, OH 45750

Re: Investment flanking Services
Dear Mr. Post:

Crown Capital Corporation (Crown) is prepared to provide professional investment banking services for Gasel Transportation, Inc and its affiliates, hereinafter referred to as the "Companies' or "Clients", pursuant to the terms and conditions provided for in this engagement letter.

SCOPE OF ENGAGEMENT

Crown proposes to act as the exclusive financial advisor to the Company for the purpose of assisting the Client in developing and implementing a plan to improve the liquidity and value of the Company. As part of the plan the engagement will include, but not be limited to, the following services:

1)          Assist in the development and implementation of a confidential business plan including assistance in preparing projected financial statements in order to improve the value and the liquidity of the stock.

2)          To conduct a search for and identify potential sources of funding.

3)          To assist in all aspects of acquisitions including due diligence, financing, deal structure and impact on the value of the Company.

4)          Assist in the potential sale, merger or acquisition of the Company.

INFORMATION DATA AND ACCESS

As an engagement for professional seevices, Crown's representatives will need to access historical, projected and forecasted financial information and other data necessary to the performance of said engagement. The Client agrees to provide Crown's representatives with said historical, projected and forecasted financial information as well as other data appropriate to the objective of this engagement, including: corporate brochures, product brochures, business plans, etc.  In addition, the Client will provide access to appropriate personnel and advisors, as well as providing information, data and support for Crown's efforts.

COMPENSATION AND EXPENSES

The professional retainer for these investment banking services will 21,000 shares of Gasel stock to be issued to Crown. This nonrefundable retainer fee will be applied to and deducted from any performance fee to which Crown might subsequently be entitled to pursuant to this engagement agreement. Additionally, an advisory fee of five thousand dollars ($5,000) will be paid quarterly, beginning 90 days after one million in funds is raised, unless this engagement is terminated under the conditions of the termination section below.

Raising Capital

The Company agrees to pay a performance fee in the event a transaction is concluded between the Company and any flinding source. The fee is based upon the percentage of the "Total Consideraflon resuhing from a transaction between the Company and flinding source with whom the Company is brought in contact plus one hundred fifty thousand warrants (150,000) if the total fluids raised equals or exceeds one million dollars. rf Crown identifies the flinding source, the fee is eight percent (8%). The Client may pay the eight percent (~%) performance fee in the following manner, four percent (4%) in cash and four percent (4%) in Company stock based on the valuation that was used for the finding. The warrants referred to above shall be priced at one hundred fifty percent (150%) of the stock price on the date the transaction is signed. Said warrants shall be exercisable after one (1) year and expire in ten (10) years. Furthermore, said warrants shall in addition to, and not be applied or deducted from any performance fee earned. The fees for raising capital do not apply to traditional bank loans, leases or other financing transactions that are an ordinary course of business.

Acquisitions

If the Company makes an acquisition or if Gasel is acquired, the performance fees will apply according to the following Modified Lehman schedule:

5% paid to Crown on the lst Million
4% paid to Crown on the 2nd Million
3% paid to Crown on the 3rd Million
2% paid to Crown on the 4th Million and on any amount above 4 Million

The minimum performance fee is one hundred fifty thousand-dollar ($150,000). The client may pay the performance fee one-half in cash and one-half in stock based on the share price as of the acquisition date. This fee only applies if the Client requests Crown's assistance in making an acquisition of another company. In the event that Gasel is sold, merged or acquired by any party Crown will be entitled to the performance fee as stated above.

"Total Consideration" is defined as the total of all capital funds contributed to the Company in a recapitalization or any other transaction acceptable to the Client, including equity, debt, cash, securities, promissory notes, assumed obligations, etc. The fee will be due and paid by the Company by a cashiers check or equivalent on the date of closing the transaction.

After Crown has commenced this engagement some travel or visits may be required, including, for example, where a funding source has been identified and the Company has expressed interest a visit with the funding source and their management might be appropriate. In that event, as an additional service to the Company, Crown will, on an availability basis, have one or more investment banking professionals attend any such meetings or site visits without cost to the Cornpany, other than travel, lodging, meals and other out of pocket expenses for such visits which would be reimbursed to Crown by your Company. This service is offered to provide you additional strategic, financial and evaluation input in the process. Any such travel expenses would require Client's prior approval.

IMPLEMENTATION AND BEST EFFORTS

This engagement will require a substantial commitment of Crown's professional time and expertise, which Crown by accepting this engagement agrees to provide. All efforts of Crown in providing these financial advisory services on behalf of the Company agree will be on a best efforts basis.   Crown will attempt to provide an acceptable transaction for the Company, but cannot and does not guarantee, warrant or otherwise represent that there will be a successful outcome to the Company.

TERMINATION

This engagement shall remain in effect until canceled in writing by the Client. However, cancellation shall not affect any fees that have been earned or may be earned in connection with the services provided to that date so long as the funding is consummated within twenty four (24) months after the termination of this agreement. If the Client terminates the engagement the balance of the retainer will be forfeited.

MISCELLANEOUS

Both Crown and the Company acknowledge that they have not relied on and will not rely on any other oral or other representations as regards this engagement agreement.

It is hereby understood that Crown's services will frequently include consideration of legal, accounting or tax ramifications. Any advice or considerations so provided by Crown are not provided as legal, accounting, or tax opinions. Any such opinions should be provided by the Company's independently-appointed legal and accounting advisors.

ACCEPTANCE

Crown is delighted to submit this professional investment banking engagement agreement to you to provide the professional services provided for herein. If the terms of this engagement proposal are acceptable, please sign your acceptance and return a copy to me along with the retainer at your earliest convenience. We are prepared to immediately commence the services contemplated herein for the purpose of meeting your Company's and personal objectives.

Sincerely,

Michael T. Ryan
Executive V.P and Managing Director

ACCEPTED: Gasel Transportation, Inc.

By:/s/ Michael J. Post
Michael J. Post
President